EXHIBIT 8.1

[ORRICK, HERRINGTON & SUTCLIFFE LLP LETTERHEAD]

July 23, 2004

BellaVista Finance Corporation

1299 Ocean Avenue, Suite 230

Santa Monica, CA 90401

BellaVista Funding Corporation

1299 Ocean Avenue, Suite 240

Santa Monica, CA 90401

Ladies and Gentlemen:

We have advised BellaVista Finance Corporation, a Delaware corporation, and BellaVista Funding Corporation, a Delaware corporation, with respect to certain federal income tax aspects of the issuance of Asset-Backed Securities (the “Securities”), each issuable in series (each, a “Series”). Such advice conforms to the description of selected federal income tax consequences to holders of the Securities that appears under the heading “Material Federal Income Tax Consequences” in the prospectus (the “Prospectus”) forming a part of the Registration Statement on Form S-3 as prepared for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on July 23, 2004 (the “Registration Statement”). Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences that are discussed, in our opinion the description is accurate in all material respects. To the extent that such description explicitly states our opinion, we hereby confirm and adopt such opinion herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP